EXHIBIT 4.6
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                                                10 EAST 50th STREET
MORGENS, WATERFALL, VINTIADIS & COMPANY, INC.   NEW YORK, NEW YORK  10022



Banyan Strategic Realty Trust
150 South Wacker Drive
Suite 2900
Chicago, IL  60606


Gentlemen:

      Reference is hereby made to that certain Convertible Term Loan Agreement dated October 10, 1997, as three times amended (the "Loan Agreement"), by among Banyan Strategic Realty Trust and various entities listed therein for all of whom Morgens, Waterfall, Vintiadis, & Company, Inc. acts as authorized agent. Initially capitalized terms in this letter shall have the same meaning given such terms in the Loan Agreement.

      Pursuant to Third Amendment to the Loan Agreement dated as of September 13, 1999, the due date for a loan fee originally due on October 14, 1999, was extended to December 15, 1999. Morgens, Waterfall, Vintiadis & Company, Inc. desires to again extend such due date.

      Accordingly, please be advised that the loan fee described in
Section 2.3, which is currently due on December 15, 1999, is not due until January 31, 2000, and shall be calculated in respect to the balance of the loans outstanding on that date.

      We acknowledge adequate consideration for this extension. No other terms of the Loan Agreement are affected hereby. Please acknowledge your agreement with foregoing by executing below.


                              Very truly yours,

                              Morgens, Waterfall, Vintiadis & Company, Inc.

                              By:   /s/ DANIEL M. LEVINSON
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                                    Title: Managing Director
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Acknowledged:

Banyan Strategic Realty Trust


      By:   /s/ ROBERT G. HIGGINS
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      Title: Vice President
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Date: November 9, 1999